Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated October 12, 2016

Relating to Preliminary Prospectus dated October 12, 2016

Registration No. 333-214078

MERCADOLIBRE, INC.

Issued October 12, 2016

This free writing prospectus relates to the secondary offering of common stock of MercadoLibre, Inc. and should be read together with the preliminary prospectus issued October 12, 2016 related to this offering (the “Preliminary Prospectus”) and the accompanying prospectus dated October 12, 2016, which may be accessed at http://www.sec.gov/.

The following information was released by press release by MercadoLibre, Inc.

Buenos Aires, Argentina, October 12, 2016/PRNewswire/—MercadoLibre, Inc. (NASDAQ: MELI) announced today that it has entered into a new agreement with eBay with the aim of advancing cross-border trading business opportunities for eBay sellers who are targeting buyers in Latin America. eBay and MercadoLibre have a strong, long-standing relationship. MercadoLibre entered into a strategic agreement with eBay in 2001, when it acquired iBazar Com Ltda, the Brazilian subsidiary of iBazar SA, which previously had been acquired by eBay. In return for MercadoLibre’s acquisition of iBazar Com Ltda, eBay received an ownership interest in MercadoLibre. MercadoLibre’s relationship with eBay has helped advance eBay’s strategy in the region and allowed both companies to share best practices.

MercadoLibre, Inc. has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about MercadoLibre, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained from the offices of Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717.